10f-3 REPORT

SMITH BARNEY PRINCIPAL RETURN FUND SECURITY & GROWTH


"June 1, 2001 through August 31, 2001"

	Trade				% of
Issuer	Date	Selling Dealer	Amount	Price	Issue (1)

Willis Group	6/11/01	Merrill Lynch & Co.	"2,700"	13.500	0.04	A
  Holdings Ltd.

"Kraft Foods, Inc."	6/12/01	"A.G. Edwards & Sons, Inc."	"3,100"	31.000	0.00	B

Wright Medical Group	7/12/01	JP Morgan Chase & Co.	"13,750"	12.500	0.57	C




(1)  Represents purchases by all affiliated funds; may not exceed
       25% of the principal amount of the offering.

"A-Includes purchases of $5,400 by other Smith Barney Mutual Funds." "B-Includes purchases of $9,300 by other Smith Barney Mutual Funds." "C-Includes purchases of $28,750 by other Smith Barney Mutual Funds."